Exhibit 99.3

October 10, 2008	Contact: Steve Taylor
FOR IMMEDIATE RELEASE	(509) 892-5287
Press Release 08-17

HuntMountain Receives Conditional Listing Approval from the Toronto Stock Exchange

(SPOKANE, WA)  HuntMountain Resources Ltd. (the "Company") (OTCBB: HNTM) (Frankfurt: MPT) is pleased to announce that it has received conditional approval for the listing of its common shares on the Toronto Stock Exchange ("TSX").  The trading symbol "HM" has been reserved for the Company’s shares, and the listing is anticipated to take place within 60 days.

Final approval is conditional upon the completion of certain documentation specified by the TSX, the amendment of the Company’s articles as required by the TSX, and the completion of an equity financing of a minimum of US$4,000,000.  Management is presently contemplating several financing strategies in order to comply with the TSX’s equity financing requirement.

This conditional approval is an important milestone for the Company and will facilitate the continued development of the Company’s portfolio of assets in Argentina and Mexico. The Company has completed over 28,000 meters of drilling on its flagship La Josefina Gold-Silver Project in the Santa Cruz province of Argentina since November 2007.  A summary of drill results to date can be viewed on the Company's website at www.huntmountain.com.

"The Toronto Stock Exchange is a globally-respected stock exchange that is host to a number of major mining companies. Listing on the TSX will assist the Company in attracting greater attention to our developing assets, and facilitate access to additional capital required for further development," stated Tim Hunt, President and Chairman of HuntMountain Resources.

HuntMountain Resources Ltd. is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America. The Company currently controls and operates projects in Santa Cruz Argentina, Chihuahua Mexico, Nevada USA, and Quebec Canada.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:
Steve Taylor, Vice President of Corporate Development
HuntMountain Resources
(509) 892-5287
staylor@huntmountain.com
www.huntmountain.com